Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information has been prepared to reflect the acquisition (the "Acquisition") by Peabody Energy Corporation (“Peabody” or “the Company”) of the Shoal Creek metallurgical coal mine, preparation plant and supporting assets located in Alabama (“Shoal Creek Mine”) from Drummond Company, Inc. ("Drummond") on December 3, 2018. The purchase price of $387.4 million was funded with available cash on hand and reflected customary purchase price adjustments. In 2019, the Company paid Drummond an additional $2.4 million upon the finalization of certain working capital amounts.
The Acquisition excluded legacy liabilities other than reclamation and the Company is not responsible for other liabilities arising out of or relating to the operation of the Shoal Creek Mine prior to the acquisition date, including with respect to employee benefit plans and post-employment benefits. In connection with completing the Acquisition, a new collective bargaining agreement was reached with the union-represented workforce that eliminates participation in the multi-employer pension plan and replaces it with a 401(k) retirement plan.
During 2017, Peabody reorganized under Chapter 11 of Title 11 of the United States Bankruptcy Code. In connection with its reorganization, Peabody applied fresh start reporting which required it to allocate its reorganization value to the fair value of assets and liabilities in conformity with the guidance for the acquisition method of accounting for business combinations. On April 3, 2017, the Company's plan of reorganization became effective and an accounting convenience date of April 1, 2017 was utilized for purposes of applying fresh start reporting. Accordingly, all operating results subsequent to April 1, 2017 were deemed to be those of a new successor entity. For further information on Peabody's reorganization and fresh start reporting, see Note 2. “Emergence from the Chapter 11 Cases and Fresh Start Reporting” in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.
As a result of Peabody's reorganization and change in reporting entity, the data in the unaudited pro forma condensed combined statement of operations for the period April 2, 2017 through December 31, 2017 and the nine months ended September 30, 2018 assumes that the Acquisition was completed on April 2, 2017. The period April 2, 2017 through December 31, 2017 is deemed to approximate one year pursuant to SEC Regulation S-X Rule 3-06. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to the Acquisition as if it had occurred on September 30, 2018.
The unaudited pro forma condensed combined financial information has been compiled from the following sources:

•
Peabody’s historical information was extracted from the Company’s audited consolidated financial statements for the period from April 2, 2017 through December 31, 2017 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2018 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

•
Financial information of the Shoal Creek Mine for the nine months ended December 31, 2017 was computed as (1) the audited historical financial information for the year ended December 31, 2017 minus the unaudited condensed combined historical financial information for the three months ended March 31, 2017. Financial information of the Shoal Creek Mine for the nine months ended September 30, 2018 was extracted from its unaudited condensed combined financial statements for the nine months ended September 30, 2018. Certain amounts were reclassified to conform to Peabody’s presentation.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the Company’s consolidated financial statements for the period from April 2, 2017 through December 31, 2017 and for the nine months ended September 30, 2018 and the notes relating thereto; and

•	the consolidated financial statements of Shoal Creek for the year ended December 31, 2017 and the nine months ended September 30, 2018 and 2017 included in Exhibit 99.2 to this report.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and:

•
does not purport to represent what the consolidated results of operations actually would have been if the Acquisition of the Shoal Creek Mine had occurred at the beginning of the periods presented or what those results will be for any future periods or what the consolidated balance sheet would have been if the Acquisition of the Shoal Creek Mine had occurred on September 30, 2018; and

•
has not been adjusted to reflect any matters not directly attributable to implementing the Acquisition of the Shoal Creek Mine and does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve as a result of the Acquisition, the costs to integrate the Shoal Creek Mine’s operations or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. No adjustment, therefore, has been made for actions taken following the completion of the Acquisition, such as any transition plans related to the Shoal Creek Mine. As a result, actual results will differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and may be materially different.

The Acquisition will be accounted for under the purchase method of accounting under United States generally accepted accounting principles (“U.S. GAAP”) whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values at the acquisition date. Peabody has determined the fair values of the assets acquired and liabilities assumed based on Peabody’s internal valuation and analysis and the use of independent valuation experts. Such analyses and the independent valuation have not been completed, and accordingly, the unaudited pro forma condensed combined financial information does not include a final allocation of the purchase price to reflect the fair value of those assets and liabilities. Once the analyses and independent valuation are completed, the final fair value allocation may be materially different from this unaudited pro forma condensed combined financial information.

PEABODY ENERGY CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
APRIL 2, 2017 THROUGH DECEMBER 31, 2017

	Peabody	Shoal Creek	Pro Forma Adjustments		Pro Forma As Adjusted
	(Dollars in millions, except per share data)

Revenues	$4,252.6	$253.6	$—		$4,506.2
Costs and expenses
Operating costs and expenses	3,052.7	161.3	(15.0)	(a), (b)	3,199.0
Depreciation, depletion and amortization	521.6	0.8	33.0	(c)	555.4
Asset retirement obligation expenses	41.2	—	0.4	(c)	41.6
Selling and administrative expenses	106.3	2.9	—		109.2
Other operating (income) loss:
Net gain on disposals	(84.0)	—	—		(84.0)
Income from equity affiliates	(49.0)	—	—		(49.0)
Operating profit	663.8	88.6	(18.4)		734.0
Interest expense	119.7	—	—		119.7
Loss on early debt extinguishment	20.9	—	—		20.9
Interest income	(5.6)	—	—		(5.6)
Net periodic benefit costs, excluding service cost	21.9	—	—		21.9
Net mark-to-market adjustment on actuarially determined liabilities	(45.2)	—	—		(45.2)
Income from continuing operations before income taxes	552.1	88.6	(18.4)		622.3
Income tax benefit	(161.0)	—	—	(d)	(161.0)
Income from continuing operations, net of income taxes	713.1	88.6	(18.4)		783.3
Less: Series A Convertible Preferred Stock dividends	179.5	—	—		179.5
Less: Net income attributable to noncontrolling interests	15.2	—	—		15.2
Income from continuing operations attributable to common stockholders, before allocation of earnings to participating securities	$518.4	$88.6	$(18.4)		$588.6

Basic income per share	$3.85				$4.37
Diluted income per share	$3.81				$4.33

Weighted average shares outstanding - basic	101.1				101.1
Weighted average shares outstanding - diluted	102.5				102.5

See accompanying notes to unaudited pro forma condensed combined financial information.

PEABODY ENERGY CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2018

	Peabody	Shoal Creek	Pro Forma Adjustments		Pro Forma As Adjusted
	(Dollars in millions, except per share data)

Revenues	$4,184.7	$333.2	$—		$4,517.9
Costs and expenses
Operating costs and expenses	3,051.6	166.6	(11.7)	(a), (b)	3,206.5
Depreciation, depletion and amortization	503.1	1.1	37.0	(c)	541.2
Asset retirement obligation expenses	37.9	0.1	0.4	(c)	38.4
Selling and administrative expenses	119.7	3.3	—		123.0
Acquisition costs related to Shoal Creek Mine	2.5	—	(2.5)	(e)	—
Other operating (income) loss:
Net gain on disposals	(49.8)	—	—		(49.8)
Provision for North Goonyella equipment loss	49.3	—	—		49.3
Income from equity affiliates	(64.4)	—	—		(64.4)
Operating profit	534.8	162.1	(23.2)		673.7
Interest expense	112.8	—	—		112.8
Loss on early debt extinguishment	2.0	—	—		2.0
Interest income	(24.3)	—	—		(24.3)
Net periodic benefit costs, excluding service cost	13.6	—	—		13.6
Reorganization items, net	(12.8)	—	—		(12.8)
Income from continuing operations before income taxes	443.5	162.1	(23.2)		582.4
Income tax provision	31.3	—	—	(d)	31.3
Income from continuing operations, net of income taxes	412.2	162.1	(23.2)		551.1
Less: Series A Convertible Preferred Stock dividends	102.5	—	—		102.5
Less: Net income attributable to noncontrolling interests	8.9	—	—		8.9
Income from continuing operations attributable to common stockholders, before allocation of earnings to participating securities	$300.8	$162.1	$(23.2)		$439.7

Basic income per share	$2.43				$3.55
Diluted income per share	$2.40				$3.50

Weighted average shares outstanding - basic	121.3				121.3
Weighted average shares outstanding - diluted	123.1				123.1

See accompanying notes to unaudited pro forma condensed combined financial information.

PEABODY ENERGY CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2018

	Peabody	Shoal Creek	Pro Forma Adjustments		Pro Forma As Adjusted
	(Dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$1,371.0	$—	$(389.8)	(f)	$981.2
Accounts receivable, net	444.9	75.2	(75.2)	(g)	444.9
Inventories	277.1	24.7	15.0	(f)	316.8
Other current assets	213.9	6.7	(6.7)	(g)	213.9
Total current assets	2,306.9	106.6	(456.7)		1,956.8
Property, plant, equipment and mine development, net	4,851.9	29.1	335.6	(f)	5,216.6
Investments and other assets	276.4	—	—		276.4
Deferred income taxes	85.5	—	—		85.5
Total assets	$7,520.7	$135.7	$(121.1)		$7,535.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$42.0	$—	$—		$42.0
Accounts payable and accrued expenses	1,082.2	21.0	(12.0)	(f), (g), (h)	1,091.2
Total current liabilities	1,124.2	21.0	(12.0)		1,133.2
Long-term debt, less current portion	1,334.2	—	—		1,334.2
Deferred income taxes	4.8	—	—		4.8
Asset retirement obligations	670.7	2.9	7.6	(f)	681.2
Accrued postretirement benefit costs	723.4	—	—		723.4
Other noncurrent liabilities	374.8	—	—		374.8
Total liabilities	4,232.1	23.9	(4.4)		4,251.6
Stockholders’ equity
Common Stock	1.4	—	—		1.4
Additional paid-in capital	3,295.1	—	—		3,295.1
Treasury stock, at cost	(890.0)	—	—		(890.0)
Retained earnings	837.2	111.8	(116.7)	(g), (h)	832.3
Accumulated other comprehensive loss	(3.1)	—	—		(3.1)
Stockholders’ equity	3,240.6	111.8	(116.7)		3,235.7
Noncontrolling interests	48.0	—	—		48.0
Total stockholders’ equity	3,288.6	111.8	(116.7)		3,283.7
Total liabilities and stockholders’ equity	$7,520.7	$135.7	$(121.1)		$7,535.3

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The pro forma adjustments are based on the Company's preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:
Adjustments to the unaudited pro forma condensed combined statements of operations

(a)
Coal inventory accounting policy difference. The Shoal Creek Mine accounts for coal inventory using the last-in-first-out (LIFO) method, while the Company utilizes average costing. Using the LIFO method increased the Shoal Creek Mine's cost of sales by $4.2 million for the period April 2, 2017 through December 31, 2017 and decreased its costs of sales by $0.3 million for the nine months ended September 30, 2018. Such amounts have been adjusted on a pro forma basis.

(b)
Postretirement healthcare costs. The Shoal Creek Mine incurred postretirement healthcare costs of $10.8 million and $12.0 million for the period April 2, 2017 through December 31, 2017 and the nine months ended September 30, 2018, respectively. Such amounts have been eliminated on a pro forma basis as the new collective bargaining agreement reached with the union-represented workforce in connection with the Acquisition does not include postretirement healthcare benefits and the Company will not assume legacy liabilities related to employee benefit plans and post-employment benefits.

(c)
Depreciation, depletion, amortization and accretion expenses. Reflects the increases in estimated depreciation, depletion, amortization and accretion expenses related to the fair value of acquired property, plant, equipment and mine development assets and asset retirement obligations discussed at (f) below, and the amortization of the contract based intangible liability, also discussed at (f) below, for the period April 2, 2017 through December 31, 2017. The depreciation expense related to acquired property, plant, equipment and mine development assets included in the unaudited pro forma condensed combined financial information is based upon estimated useful lives ranging from four to eight years. The final determination of useful lives could be materially different.

(d)
Income tax impact. The Acquisition had no tax impact, on a pro forma basis, for the period April 2, 2017 through December 31, 2017 and the nine months ended September 30, 2018 primarily due to the Company's assumed utilization of net operating losses which would not have been exhausted by the incremental impact of the income from continuing operations of the Shoal Creek Mine.

(e)
Transaction costs. Reflects the elimination of $2.5 million of nonrecurring transaction costs incurred by the Company during the nine months ended September 30, 2018 that were directly attributable to the Acquisition.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Adjustments to the unaudited pro forma condensed combined balance sheet

(f)
Purchase price allocation. The preliminary allocation of purchase price was based on the Company's internal analysis and the use of independent valuation experts, using certain significant estimates and assumptions in estimating fair value, including those with respect to future cash inflows and outflows, discount rates and asset lives, among other items. Due to the unobservable inputs to the preliminary valuation, the fair value would be considered Level 3 in the fair value hierarchy.

The independent expert valuation of the fair values for the estimated purchase price allocation and tax basis has not been completed on the individual assets and liabilities of the Shoal Creek Mine. Therefore, once a detailed analysis of the fair values for book and tax purposes has been completed and an independent valuation is completed, the actual fair values assigned and the impact on operating costs and depreciation, depletion and amortization may differ materially from the estimates provided herein.

The estimated purchase consideration was allocated to the Shoal Creek Mine's assets and liabilities as follows (in millions):

Inventories (1)	$39.7
Property, plant, equipment and mine development (2)	364.7
Accounts payable and accrued expenses (3)	(4.1)
Asset retirement obligations (4)	(10.5)
$389.8

(1) Acquired coal inventories consisted of approximately 185 thousand tons of coal on a saleable basis. The estimated adjustment of $15.0 million to step up acquired coal inventories to fair value is based upon the estimated selling price of the inventory, less applicable selling costs. After the Acquisition, the $15.0 million step-up in inventory fair value will increase cost of sales over approximately two months as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of operations because it does not have a continuing impact.

(2)The estimated adjustment of $335.6 million to increase the net book value of property, plant, equipment and mine development to fair value is based on a combination of reviews and analyses of recent transactions involving coal reserve assets and calculations of the present value of future cash flows based on projections. The preliminary estimates of the fair value of property, plant and equipment and the associated depreciation expense included in the unaudited pro forma condensed combined financial information could be materially different from the final values.

(3)The estimated adjustment of $12.0 million includes the elimination of legacy liabilities discussed at (g) below, a contract based intangible liability of $3.5 million to reflect the fair value of an assumed coal supply agreement, and other current liabilities incurred directly as a result of the acquisition. After the Acquisition, the contract based intangible liability will be fully amortized within two months as the contract expires.

(4)The estimated adjustment of $7.6 million is based on the discounted cash flows of projected spending to reclaim the coal mine, preparation plant and supporting assets. These estimates may change materially in the future.

(g)
Excluded assets and liabilities. The Acquisition excluded legacy receivables of $75.2 million, other current assets of $6.7 million, and accounts payable and accrued expenses of $21.0 million of the Shoal Creek Mine, and such balances have been eliminated on a pro forma basis. The Shoal Creek Mine's historical retained earnings of $111.8 million was also eliminated on a pro forma basis.

(h)
Subsequent period transaction costs. Reflects the balance sheet impact of $4.9 million of nonrecurring transaction costs directly attributable to the Acquisition incurred by the Company subsequent to September 30, 2018.